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                                                           EXHIBIT 23.1



                       [Letterhead of Cahill Gordon & Reindel]




                                  December 26, 1996



Risk Capital Holdings, Inc.
20 Horseneck Lane
Greenwich, Connecticut  06830

                   Re:  Risk Capital Holdings, Inc.
                        Form S-8 Registration Statement
                        -------------------------------

Ladies and Gentlemen:

         We have examined a copy of the registration statement on Form S-8 (the "Registration Statement") filed by Risk Capital Holdings, Inc. (the "Company") with the Securities and Exchange Commission relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of 1,700,000 shares of common stock, $.01 par value (the "Common Stock"), of the Company, which are issuable pursuant to awards or stock options granted and to be granted pursuant to the 1995 Long Term Incentive and Share Award Plan and 120,000 shares of Common Stock issuable pursuant to the 1995 Employee Stock Purchase Plan of the Company.

         We hereby consent to the filing of our opinion, dated December 1, 1995, with the Commission as an exhibit to the Registration Statement and any post-effective amendments thereto. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by
Section 7 of the Act and the rules and regulations thereunder.

                                       Very truly yours,


                                       /s/ Cahill Gordon & Reindel